Exhibit 99.1

Jessica Hansen, Director of Investor Relations

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102

817-390-8200

April 23, 2012

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2012 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its second fiscal quarter ended March 31, 2012 increased 46% to $40.6 million, or $0.13 per diluted share, from $27.8 million, or $0.09 per diluted share in the same quarter of fiscal 2011. Homebuilding revenue for the second quarter of fiscal 2012 increased 28% to $935.6 million from $733.1 million in the same quarter of 2011. Homes closed in the quarter increased 21% to 4,240, compared to 3,516 homes in the year ago quarter.

For the six months ended March 31, 2012, net income increased to $68.3 million, or $0.21 per diluted share, from $7.4 million, or $0.02 per diluted share, in the same period of fiscal 2011. Homebuilding revenue for the six months ended March 31, 2012 increased 21% to $1.8 billion from $1.5 billion in the first six months of fiscal 2011. Homes closed in the six-month period increased 17% to 8,358 homes, compared to 7,153 homes in the same period of fiscal 2011.

Net sales orders for the second quarter ended March 31, 2012 increased 19% to 5,899 homes from 4,943 homes in the year ago quarter and the value of net sales orders increased 28% to $1.3 billion from $1.0 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2012 was 22%. Net sales orders for the first six months of fiscal 2012 increased 17% to 9,693 homes from 8,306 homes in the first six months of fiscal 2011, and the value of net sales orders increased 23% to $2.1 billion from $1.7 billion.

The Company’s sales order backlog of homes under contract at March 31, 2012 increased 17% to 6,189 homes from 5,281 homes at March 31, 2011. The value of the backlog increased 25% to $1.4 billion at March 31, 2012 from $1.1 billion a year ago.

The Company ended the quarter with $961.3 million of homebuilding unrestricted cash and marketable securities and net homebuilding debt to total capital of 18.9%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash and marketable securities divided by total equity plus homebuilding notes payable net of cash and marketable securities.

The Company expects stronger closings and profitability in the second half of the fiscal year, consistent with traditional seasonal trends. Its current expectation for home sales gross margin is that it will remain in the mid-16% to mid-17% range. Homebuilding SG&A expense is expected to increase in the third and fourth fiscal quarters due to variable components; however, homebuilding SG&A as a percentage of homebuilding revenues should improve as the Company closes more homes and continues to leverage its fixed cost structure. Additionally, if the Company’s current business trends continue, it expects to be out of its three-year cumulative loss position before the end of the fiscal year. The Company may be able to significantly reduce the valuation allowance for its deferred tax asset at some point in the next few quarters if its business, the homebuilding industry and economic conditions remain stable.

The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on May 22, 2012 to stockholders of record on May 8, 2012.

Donald R. Horton, Chairman of the Board, said, “Our homebuilding and financial services segments delivered strong operating results in our second quarter, and our strong sales pace has continued through the first half of April. Each of our regions reported increases in sales and pre-tax income compared to last year. Our net income in the second quarter increased 46%, and our sales, closings and backlog all increased year-over-year by double-digit percentages. Our homes closed increased 21% from the year ago quarter, while homebuilding SG&A only increased 3% as we leveraged our fixed cost structure. We ended the quarter with almost $1 billion in homebuilding cash and marketable securities, even after increasing our homes in inventory and investing in land and lots. These results reflect that we are using our strong operating position to profitably grow our business in the current housing environment.”

The Company will host a conference call today (Monday, April 23rd) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at www.drhorton.com on the “Investors” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 17,900 homes closed in the twelve-month period ended March 31, 2012. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 73 markets in 25 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $600,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that the Company expects stronger closings and profitability in the second half of the fiscal year, consistent with traditional seasonal trends; its current expectation for home sales gross margin is that it will remain in the mid-16% to mid-17% range; homebuilding SG&A expense is expected to increase in the third and fourth fiscal quarters due to variable components; however, homebuilding SG&A as a percentage of homebuilding revenues should improve as the Company closes more homes and continues to leverage its fixed cost structure; if the Company’s current business trends continue, it expects to be out of its three-year cumulative loss position before the end of the fiscal year; and it may be able to significantly reduce its valuation allowance for its deferred tax asset at some point in the next few quarters if its business, the homebuilding industry and economic conditions remain stable. The forward-looking statements also include that we are using our strong operating position to profitably grow our business in the current housing environment.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of government programs; the limited success of our strategies in responding to adverse conditions in the industry; the impact of an inflationary or deflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; our ability to utilize our tax losses, which could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	September 30,
	2012	2011
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$662.2	$715.5
Marketable securities, available-for-sale	299.1	297.6
Restricted cash	40.7	49.1
Inventories:
Construction in progress and finished homes	1,441.1	1,369.2
Residential land and lots—developed and under development	1,495.1	1,370.7
Land held for development	700.5	709.8

	3,636.7	3,449.7
Income taxes receivable	12.9	12.4
Deferred income taxes, net of valuation allowance of $816.4 million and $848.5 million at March 31, 2012 and September 30, 2011, respectively	—	—
Property and equipment, net	53.4	57.6
Other assets	400.4	398.4
Goodwill	15.9	15.9

	5,121.3	4,996.2

Financial Services:
Cash and cash equivalents	17.6	17.1
Mortgage loans held for sale	297.3	294.1
Other assets	48.7	51.0

	363.6	362.2

	$5,484.9	$5,358.4

LIABILITIES
Homebuilding:
Accounts payable	$166.1	$154.0
Accrued expenses and other liabilities	821.1	829.8
Notes payable	1,592.9	1,588.1

	2,580.1	2,571.9

Financial Services:
Accounts payable and other liabilities	38.0	46.5
Mortgage repurchase facility	163.8	116.5

	201.8	163.0

	2,781.9	2,734.9

EQUITY
Common stock	3.3	3.2
Additional paid-in capital	1,951.8	1,917.0
Retained earnings	879.1	834.6
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	0.1	0.1

	2,700.0	2,620.6
Noncontrolling interests	3.0	2.9

	2,703.0	2,623.5

	$5,484.9	$5,358.4

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$930.6	$733.0	$1,814.9	$1,494.1
Land/lot sales	5.0	0.1	6.3	6.0

	935.6	733.1	1,821.2	1,500.1

Cost of sales:
Home sales	767.2	613.9	1,502.7	1,256.4
Land/lot sales	3.2	0.1	3.2	6.0
Inventory impairments and land option cost write-offs	0.8	14.3	2.2	22.7

	771.2	628.3	1,508.1	1,285.1

Gross profit:
Home sales	163.4	119.1	312.2	237.7
Land/lot sales	1.8	—	3.1	—
Inventory impairments and land option cost write-offs	(0.8)	(14.3)	(2.2)	(22.7)

	164.4	104.8	313.1	215.0

Selling, general and administrative expense	127.5	123.2	246.5	242.0
Interest expense	5.5	14.7	12.5	31.0
Loss (gain) on early retirement of debt, net	—	2.7	(0.1)	4.2
Other (income)	(3.2)	(3.4)	(5.5)	(5.6)

Operating income (loss) from Homebuilding	34.6	(32.4)	59.7	(56.6)

Financial Services:
Revenues, net of recourse and reinsurance expense	25.6	18.0	46.6	39.2
General and administrative expense	19.6	18.2	38.5	37.1
Interest expense	0.8	0.1	1.7	0.4
Interest and other (income)	(2.5)	(1.9)	(5.4)	(4.2)

Operating income from Financial Services	7.7	1.6	11.8	5.9

Income (loss) before income taxes	42.3	(30.8)	71.5	(50.7)
Income tax expense (benefit)	1.7	(58.6)	3.2	(58.1)

Net income	$40.6	$27.8	$68.3	$7.4

Other comprehensive income (loss), net of income tax:
Unrealized loss related to available-for-sale securities	(0.1)	—	—	(0.3)

Comprehensive income	$40.5	$27.8	$68.3	$7.1

Basic:
Net income per share	$0.13	$0.09	$0.22	$0.02

Weighted average number of common shares	317.6	319.3	317.0	319.2

Diluted:
Net income per share	$0.13	$0.09	$0.21	$0.02

Adjusted weighted average number of common shares	320.1	319.9	318.3	319.5

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$21.3	$19.5	$41.7	$40.4

Depreciation	$4.8	$5.0	$9.8	$9.9

Interest incurred	$28.9	$34.0	$57.8	$69.6

D.R. HORTON, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

Six Months Ended
March 31, 2012
(In millions)
Operating Activities
Net income	$68.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	9.8
Amortization of discounts and fees	19.7
Stock based compensation expense	10.1
Gain on early retirement of debt, net	(0.1)
Gain on sale of marketable securities	(0.2)
Inventory impairments and land option cost write-offs	2.2
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(72.2)
Increase in residential land and lots — developed, under development, and held for development	(112.8)
Increase in other assets	(1.7)
Increase in income taxes receivable	(0.5)
Increase in mortgage loans held for sale	(3.2)
Decrease in accounts payable, accrued expenses and other liabilities	(2.0)

Net cash used in operating activities	(82.6)

Investing Activities
Purchases of property and equipment	(5.5)
Purchases of marketable securities	(162.8)
Proceeds from the sale or maturity of marketable securities	157.5
Decrease in restricted cash	8.4

Net cash used in investing activities	(2.4)

Financing Activities
Proceeds from notes payable	47.3
Repayment of notes payable	(12.9)
Proceeds from stock associated with certain employee benefit plans	21.6
Cash dividends paid	(23.8)

Net cash provided by financing activities	32.2
Decrease in Cash and Cash Equivalents	(52.8)
Cash and cash equivalents at beginning of period	732.6

Cash and cash equivalents at end of period	$679.8

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended March 31,				Six Months Ended March 31,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	611	$153.7	603	$135.4	1,120	$269.1	1,003	$223.4
Midwest	402	116.6	269	68.0	615	175.6	455	119.2
Southeast	1,473	300.0	1,143	216.2	2,394	481.1	1,912	365.0
South Central	2,017	370.7	1,843	318.3	3,316	603.9	3,005	523.0
Southwest	527	95.8	349	64.3	776	142.7	604	111.7
West	869	276.7	736	224.7	1,472	464.3	1,327	390.3

	5,899	$1,313.5	4,943	$1,026.9	9,693	$2,136.7	8,306	$1,732.6

HOMES CLOSED

	Three Months Ended March 31,				Six Months Ended March 31,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	551	$133.6	428	$93.5	1,046	$252.4	867	$194.3
Midwest	247	71.7	209	54.9	460	129.4	424	112.7
Southeast	1,096	213.1	714	141.7	2,109	408.7	1,461	285.5
South Central	1,417	259.8	1,323	228.1	2,909	526.5	2,626	457.0
Southwest	307	55.6	274	50.0	586	109.6	586	108.1
West	622	196.8	568	164.8	1,248	388.3	1,189	336.5

	4,240	$930.6	3,516	$733.0	8,358	$1,814.9	7,153	$1,494.1

SALES ORDER BACKLOG

	As of March 31,
	2012		2011
	Homes	Value	Homes	Value
East	680	$164.3	608	$132.6
Midwest	443	126.8	278	76.6
Southeast	1,570	319.3	1,263	242.0
South Central	2,117	387.0	2,070	363.2
Southwest	616	109.7	423	75.5
West	763	250.9	639	199.4

	6,189	$1,358.0	5,281	$1,089.3